                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm



Hemispherx Biopharma, Inc.
Philadelphia, Pennsylvania


We consent to the incorporation by reference in Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement (No. 333-152727) on Form S-3 of Hemispherx Biopharma, Inc. and Subsidiaries of our reports dated March 13, 2009 relating to our audit of the consolidated financial statements and the financial statement schedule, and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Hemispherx Biopharma, Inc. and Subsidiaries for the year ended December 31, 2008.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ McGladrey & Pullen LLP
McGladrey & Pullen, LLP
Blue Bell, Pennsylvania
April 08, 2009